For Immediate Release: Financial and Business Editor . . . February 23, 2006

The Bank Holdings Reports Fourth Quarter Results and 400% Increase in Annual Earnings

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced its results of operations and continued growth for the quarter and year ended December 31, 2005. Net income of $579,000 was reported for the fourth quarter as compared to $332,000 for the same period of 2004. This compares favorably to the reported earnings of $381,000 for the third quarter, $275,000 for the second quarter, and $177,000 for the first quarter of 2005.

Total assets were $384.6 million at December 31, 2005, as compared to $246.8 million at December 31, 2004, an increase of $137.8 million or about 56%. Year over year, net income of $1.4 million was reported for 2005, as compared to $281,000 for the fiscal year ended December 31, 2004, an increase of over $1.1 million, or approximately 400%. Since December 31, 2004, deposits have risen $150 million, or about 80% to $338 million from $188 million, gross loans have increased by $84 million, or about 52% to $245 million from $161 million, and total assets increased by approximately $138 million, or 56%.

Hal Giomi, Chief Executive Officer stated, “We continue to have solid growth, improved earnings, and excellent loan quality. While the industry as a whole and our Company in particular struggle with a low net interest margin, we currently have the best asset distribution mix we have ever had. In addition, we are constantly reviewing our liability costs, which are still higher than we prefer. We are very proud of our low rate of loan delinquencies and we have had no loan charge-offs to date; however, we continue to add to our loan loss reserve on a regular basis based on our knowledge of business cycle uncertainties. As a result, the quality of our earnings is very good and we are looking forward to 2006.”

David Funk, President of Nevada Security Bank stated “Our deposit volumes at the end of the year were skewed by about $25 million of customer deposit “window dressing” which has already left the Bank; our loan totals are solid and we are proud of the Bank’s continued growth. The northern Nevada and northern California markets continue to expand and we have the talent to benefit from that development. We’re very proud of our accomplishments in our local markets and the results that we posted for 2005. We are excited about the opportunities that 2006 has to offer.”

ACTIVITIES

During the fourth quarter, the Company sold $15 million of Trust Preferred securities at an interest rate of 90-day Libor plus 1.43%, appointed Mr. James Pfrommer as a new Board member, declared a five percent (5%) stock dividend, and accelerated non-qualified stock options to eliminate certain FAS 123R costs on a going forward basis. In addition, a purchase agreement was negotiated for a new line of business, Big Sky Exchange, in Bozeman, Montana. The Bank completed its fourth full year of operations.

During the third quarter, the Company completed an intensive loan concentration analysis, precisely measuring geographic dispersion and collateral concentrations to assist in the validation of the loan loss reserve provision. While a real estate loan concentration exists, the extent of southern Nevada and Utah loan participations, as well as loans generated in northern Nevada and northern California, has resulted in significant diversification in the loan portfolio.

During the second quarter, the Company continued entity level and IT analyses required under the Sarbanes-Oxley Act Section 404 and documented a number of processes within these areas. The implementation of the BancWare system for Asset/Liability Management has been accomplished, facilitating the monitoring and management of the Company’s interest rate risk.

During the first quarter, the Bank opened its fourth branch office in Roseville, California which was separately branded as Silverado Bank. This branch office was merged with the Bank’s loan production office formerly located in Rancho Cordova, California.

A Reminder — The warrants issued to shareholders in March 2004 will be exercisable during the period between March 22 and May 21, 2006. Shareholders will be required to forward the warrant certificates and sufficient funds to the offices of the Company in order to exercise such warrants during that period.

FINANCIAL PERFORMANCE
Quarterly Analysis
On a quarterly basis, the unaudited consolidated earnings for the three months ended December 31, 2005 were $579,000 as compared to the unaudited earnings for the quarter ended December 31, 2004 of $332,000. In the fourth quarter of 2005, net interest income before the provision for loan losses was $2.7 million, which represents an approximate 23% increase from the $2.2 million reported for the same period in 2004. This demonstrates the continued expansion of the loan portfolio in the year over year period. The ratio of average gross loans to average total assets for the quarters ended December 31, 2005 and 2004 was 68.4%, and 51.8%, respectively.

Non-interest income for the quarter ended December 31, 2005 was $153,000, as compared to $98,000 for the same period in 2004. At December 31, 2005, fourth quarter non-interest expense was about $2.6 million, as compared to $1.8 million for the same period in 2004. At December 31, 2005 the Bank operated four branches with 58 total full-time equivalent employees (FTE), while on the same date in 2004, the Bank had three branches with 41 FTE.

The provision for probable loan losses was $377,000 for the three months ended December 31, 2005 and $167,000 for the same period in 2004, while the provision for undisbursed loan commitments was ($4,000) in the fourth quarter of 2005, and $4,000 for the fourth quarter of 2004.

Basic earnings per share for the quarter ended December 31, 2005 were $0.19, as compared to $0.11 for the same period of the prior year. Quarterly return on average equity was 2.05% and return on average assets was 0.17% for 2005, as compared to 1.22% and 0.13% for the fourth quarter of 2004.

Year-To-Date Analysis
The unaudited consolidated earnings reported for the twelve months ended December 31, 2005 was $1.4 million, as compared to $281,000 for the year 2004. In the twelve months of 2005, net interest income before the provision for loan losses was approximately $9.8 million, which represents an increase of about 42% from the $6.9 million reported for the same period in 2004.

Non-interest income was $772,000 for the year ended December 31, 2005, as compared to $420,000 for the same period of the prior year. At December 31, 2005 total non-interest expense was about $8.8 million, as compared to approximately $6.2 million for 2004, an increase of about 42%.

The provision for probable loan losses was $1.1 million for the twelve months ended December 31, 2005, as compared to $764,000 for the same period of 2004, while the provision for undisbursed loan commitments was $64,000 as compared to $68,000 for the same respective periods.

Basic unaudited earnings per share for the year ended December 31, 2005, were $0.47, as compared to $0.11 for 2004. Return on average equity was 5.03% and return on average assets was 0.48% for 2005, as compared to 1.22% and 0.12% for the year ended December 31, 2004.

Year over year deposit growth was approximately $150 million or about 80%, while gross loans grew approximately $84 million or about 53%, and total assets increased nearly $138 million or 56%. The Allowance for Loan Losses was $2.7 million at December 31, 2005 and represented 1.08% of outstanding gross loans at that date, as compared to $1.6 million and 0.99% of outstanding gross loans at December 31, 2004.

CREDIT QUALITY
At December 31, 2005 the Bank had one past due loan, none on September 31, three on June 30, and one on March 31. Further, there were no non-performing assets for the periods being reported or compared. Further, about 7% of the Bank’s loan portfolio is government guaranteed, which has a very low likelihood of loss.

EARNINGS GUIDANCE
Jack Buchold, Chief Financial Officer stated, “Our staff made it possible to book solid deposit and loan growth and achieve our earnings goals, when one compares 2005 to 2004.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $30 million and operates four branches; two in Reno, one in Incline Village, and one in Roseville, California, which is separately branded as Silverado Bank. An approved branch office in the vicinity of Spanish Springs, Nevada is scheduled to open during the first quarter of 2006. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer
The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nevada	Phone: 775-853-8600

FAX: 775-853-2056

Summary Selected Consolidated Financial Data
	Quarter Ended	Quarter Ended December
	December 31, 2005	31, 2004	Quarter Ended December 31, 2003
		(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$5,293	$3,256	$1,735
Interest expense	2,630	1,080	597
Net interest income	2,663	2,176	1,138
Provision for loan losses	377	167	55
Non — interest income	153	98	194
Non — interest expenses	2,580	1,775	1,187
Provision for income taxes (1)	(720)	—	—

Net income	$579	$332	$90

Period End Data
Assets	384,429	246,842	166,149
Loans, gross	245,185	160,708	82,671
Securities	83,821	69,128	74,763
Deposits	338,198	188,341	148,747
Other borrowed funds	15,464	30,500	6,125
Shareholders’ equity	28,701	27,376	10,853
Non-performing assets (2)	—	—	—
Average Balance Sheet
Assets	347,847	247,603	157,422
Loans, gross	237,876	128,229	63,720
Deposits	292,636	206,733	142,669
Shareholders’ equity	28,269	27,154	11,991
Asset Quality
Non-performing assets (2)	—	—	—
Allowance for loan losses	2,655	1,586	822
Net charge-offs	—	—	—
Non-performing assets to total assets	—	—	—
Allowance for loan losses to loans	1.08%	0.99%	0.99%
Net Charge-offs to average loans	—	—	—
Per Common Share (3)
Basic income per share	0.19	0.11	0.06
Diluted income per share	0.18	0.10	0.06
Book value per share	9.19	9.21	7.72
Period end common shares outstanding	3,123,047	2,972,330	1,405,930
Weighted average shares outstanding -basic	2,977,563	2,972,163	1,405,930
Weighted average shares outstanding -diluted	3,281,263	3,082,414	1,405,930
Financial Ratios
Return on average assets	0.17%	0.13%	0.06%
Return on average equity	2.05%	1.22%	0.75%
Net interest margin (4)	3.49%	2.97%	3.07%
Tier 1 leverage capital ratio	8.13%	10.97%	8.87%
(1) The Company removed the valuation allowance against it’s deferred tax assets, and the Company incurred California franchise taxes on its Roseville operation.
(2) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned . For all periods presented, there are none.
(3) Not adjusted for the 5% stock dividend of December 28, 2005, due to its limited applicability for prior periods.
(4) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

Summary Selected Consolidated Financial
Data
	Year Ended	Year Ended December 31,
	December 31, 2005	2004	Year Ended December 31, 2003
		(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$17,166	$10,536	$5,250
Interest expense	7,344	3,669	1,893
Net interest income	9,822	6,867	3,357
Provision for loan losses	1,069	764	602
Non — interest income	772	420	893
Non — interest expenses	8,823	6,242	4,213
Provision for income taxes (1)	(710)	—	—

Net income	$1,412	$281	$(565)

Period End Data
Assets	384,429	246,842	166,149
Loans, gross	245,185	160,708	82,671
Securities	83,821	69,128	74,763
Deposits	338,198	188,341	148,747
Other borrowed funds	15,464	30,500	6,125
Shareholders’ equity	28,701	27,376	10,853
Non-performing assets (2)	—	—	—
Average Balance Sheet
Assets	293,580	233,439	121,017
Loans, gross	187,196	122,454	50,214
Deposits	245,321	199,305	108,163
Shareholders’ equity	28,061	23,090	11,188
Asset Quality
Non-performing assets (2)	—	—	—
Allowance for loan losses	2,655	1,586	822
Net charge-offs	—	—	—
Non-performing assets to total assets	—	—	—
Allowance for loan losses to loans	1.08%	0.99%	0.99%
Net Charge-offs to average loans	—	—	—
Per Common Share (3)
Basic income per share	0.47	0.11	(0.40)
Diluted income per share	0.43	0.10	(0.40)
Book value per share	9.19	9.21	7.72
Period end common shares outstanding	3,123,047	2,972,330	1,405,930
Weighted average shares outstanding-basic	2,974,098	2,615,991	1,405,930
Weighted average shares outstanding -diluted	3,279,781	2,703,798	1,405,930
Financial Ratios
Return on average assets	0.48%	0.12%	(0.47%)
Return on average equity	5.03%	1.22%	(5.05%)
Net interest margin (4)	3.49%	3.12%	2.91%
Tier 1 leverage capital ratio	9.71%	11.01%	7.06%
(1) The Company removed the valuation allowance against it’s deferred tax assets, and the Company incurred California franchise taxes on its Roseville operation.
(2) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned. For all periods presented, there are none.
(3) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(4) Not adjusted for the 5% stock dividend of December 28, 2005 due to its limited applicability for prior periods.